Exhibit 10.2
SEVERANCE AND
CHANGE-IN-CONTROL AGREEMENT
THIS SEVERANCE AND CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), dated as of January 27, 2021 (the “Effective Date”), is made by and between Evolent Health, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) and Mr. Seth Blackley (“Executive”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a termination of employment or the occurrence of a Change in Control (as defined below) of the Company;
WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders; and
WHEREAS, the Board further believes that it is imperative to provide Executive with certain severance benefits upon termination of Executive’s employment and with certain additional benefits upon a termination of employment in connection with a Change in Control of the Company to provide Executive with enhanced financial security and incentive to remain with the Company.
NOW, THEREFORE, in consideration of the promises, agreements and conditions contained in this Agreement, the Company and Executive agree as follows:
SECTION I
DEFINITIONS
For the purposes of this Agreement the following definitions shall apply:
1.1    “Accrued Obligations” means (a) any unpaid Base Salary through the Date of Termination, payable within 30 days following the Date of Termination, or on such earlier date as may be required by applicable law; (b) any Annual Bonus for a prior year earned but unpaid, payable at the time such bonuses would have been paid if Executive was still employed with the Company; (c) reimbursement for any unreimbursed business expenses incurred through the Date of Termination, payable in accordance with the Company’s policy; and (d) all vested benefits under the Company’s retirement, health and welfare and equity-based employee benefit plans to which Executive is entitled, payable in accordance with the terms of such plan or program.
1.2    “Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

1.3    “Annual Bonus” means Executive’s annual bonus under the Company’s or an Affiliate’s annual executive bonus program, as in effect from time to time, under which Executive is covered.
1.4    “Annual Salary” means Executive’s annual base salary, exclusive of any bonus pay, commissions or other additional compensation, in effect on the Date of Termination.
1.5    “Cause” means:
(a)    Executive’s failure to perform any of Executive’s material duties to the Company, including, without limitation, a breach of the Company’s code of ethics, conflict of interest or employment policies;
(b)    Executive’s misappropriation of a material business opportunity of the Company, including securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company;
(c)    Executive’s misappropriation (or attempted misappropriation) of any Company funds or property;
(d)    Executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to (or its procedural equivalent), a felony or any other crime involving dishonesty or theft of property;
(e)    Executive’s commission of one or more acts of sexual harassment in violation of applicable federal, state or local laws;
(f)    Executive’s use of illegal drugs, abuse of controlled substances, or abuse or excessive use of alcohol, which (in the case of alcohol use) interferes with or affects Executive’s responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; or
(g)    Executive’s breach of the terms of this Agreement, any other employment agreement, any confidentiality agreement, non-competition agreement or non-solicitation agreement or any other material agreement between Executive and the Company, after giving effect to the notification provisions, if any, and the mechanisms to remedy or cure such breach as described in any such agreement.
The Company shall determine whether conduct constituting “Cause” has occurred for purposes of this Agreement. For purposes of this definition, (i) “Company” includes any Subsidiary or Affiliate and (ii) “Cause” is not limited to events that have occurred before a termination of Executive’s employment or services with the Company, nor is it necessary that the Company’s finding of “Cause” occur prior to termination of such employment or services with the Company.
1.6    “Change in Control” means:

(a)    During any period of twenty-four (24) consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period, whose election, or nomination for election by the Company’s stockholders, was made pursuant to the Stockholders Agreement by and among the Company, the Advisory Board, TPG Growth II BDH, L.P., TPG Eagle Holdings L.P. and UPMC, dated as of June 4, 2015 or was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Securities Exchange Act of 1934, as amended) (a “Person”), in each case other than the Board;
(b)    The consummation of (i) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (A) the Company or (B) any of its Subsidiaries, but in the case of this clause (B) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (i) being hereinafter referred to as a “Reorganization”) or (ii) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least fifty percent (50%) of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
(c)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (b) above that does not otherwise constitute a Change of Control; or
(d)    Any Person, corporation or other entity or “group” (as used in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (d), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (D) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (b) above.
Notwithstanding anything to the contrary, to the extent that nonqualified deferred compensation as defined in and subject to Section 409A is payable under this Agreement upon a Change in Control, an event shall not be considered to be a Change in Control with respect to such nonqualified deferred compensation unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.
1.7    “Change in Control Protection Period” means the period commencing thirty (30) days prior to a Change in Control and ending twenty-four (24) months after a Change in Control.
1.8    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
1.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.
1.10    “Date of Termination” means the effective date of Executive’s termination of employment and service with the Company and its Affiliates.

1.11    “Good Reason” means the occurrence, without Executive’s written consent, of any of the events or circumstances set forth below:
(a)    a material reduction in Executive’s annual Base Salary or Target Bonus, as the same may be increased from time to time;
(b)    the assignment of duties to Executive inconsistent in any material respect with Executive’s position, authority or responsibilities with the Company, or any other action or omission by the Company which results in a material diminution of such position, authority or responsibilities;
(c)    a relocation of Executive’s principal work location by more than fifty (50) miles from such location as of immediately prior to the Date of Termination;
(d)    a material diminution of the authority, duties or responsibilities of the supervisor to whom Executive reports; or
(e)    any material breach of this Agreement by the Company.
Good Reason shall not exist unless Executive gives the Company notice of the event giving rise to Good Reason within sixty (60) days of the date Executive has knowledge of such event. Such notice shall specifically delineate such claimed breach and shall inform the Company that it is required to cure such breach (if curable) within ninety (90) days (the “Cure Period”) after such notice is given in accordance with Section VII. If such breach is not so cured (or is not curable), Executive may resign for Good Reason within three (3) months following the end of the Cure Period. If such breach is cured within the Cure Period or if such breach is not cured but Executive does not resign for Good Reason within three (3) months following the end of the Cure Period, Good Reason shall not exist hereunder.

1.12    “Section 409A” means Section 409A of the Code and any regulations or other formal guidance promulgated thereunder.
1.13    “Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.
1.14    “Target Bonus” means Executive’s target Annual Bonus under the Company’s or Affiliate’s annual bonus program, as in effect from time to time, under which Executive is covered.
SECTION II
SEVERANCE PAYMENTS AND BENEFITS
2.1    Change in Control Protection Period. If, during a Change in Control Protection Period, the Company terminates Executive’s employment without Cause or Executive terminates employment for Good Reason, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations:

(a)    Severance Payment. Executive will be paid an amount equal to two (2) times the sum of Executive’s Annual Salary and Target Bonus in effect immediately prior to the Date of Termination. Such severance shall be paid in a lump sum within sixty (60) days following the Date of Termination.
(b)    Bonus for Year of Termination.
(i)    If the Date of Termination occurs during the first six (6) months of the year, Executive will be paid a pro-rata portion of the Target Bonus in effect on the Date of Termination, determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty-five (365).
(ii)    If the Date of Termination occurs during the last six (6) months of the year, Executive will be paid a pro-rata portion of the Annual Bonus based on actual performance for such year, determined by multiplying the amount of the Annual Bonus that would be due for the full year by a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty-five (365).
(iii)    Such pro-rated Target Bonus or Annual Bonus shall be paid in a lump sum at the same time the Annual Bonus would have been paid if Executive continued to be employed by the Company, but in any event in the calendar year following the year during which the Date of Termination occurs.
(c)    COBRA Payments. If Executive timely elects coverage under COBRA under any group health plan of the Company or an Affiliate, the Company will pay Executive a taxable monthly amount that, after applicable federal, state and local tax withholdings, is equal to the portion of the cost of coverage that is subsidized by the Company for active employees as in effect from time to time until the earlier of: (i) twenty-four (24) months following the Date of Termination and (ii) the expiration of the Executive’s COBRA coverage. The first monthly payment shall be paid to Executive within sixty (60) days following the Date of Termination and, thereafter, each subsequent monthly payment shall be paid on the first payroll date in each month following the Date of Termination.
(d)    Equity Awards. Notwithstanding anything to the contrary in any equity plan of the Company or its Affiliates or Executive’s award agreement thereunder, any and all outstanding equity awards granted to Executive under any equity plan of the Company or its Affiliates will be treated as follows: (i) all time-based vesting conditions applicable to such awards will be treated as satisfied in full and shall lapse on the Date of Termination, and (ii) any performance-based vesting conditions applicable to such awards shall be deemed to have been satisfied at the greater of target and actual performance through the Date of Termination. Such awards will be settled in accordance with, and otherwise be subject to, the terms of the equity plan of the Company or its Affiliates or Executive’s award agreement thereunder; provided, however, that any vested restricted stock units shall be settled upon Executive within sixty (60) days following the Date of Termination.
2.2    Outside of Change in Control Protection Period. If the Company terminates Executive’s employment without Cause, or Executive terminates employment for Good Reason, in either case other than during a Change in Control Protection Period, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations:
(a)    Severance. Executive will be paid an amount equal to one and one-half (1.5) times the sum of Executive’s Annual Salary in effect immediately prior to the Date of Termination, payable for a period of eighteen(18) months following the Date of Termination in accordance with the Company’s normal payroll practices and commencing within sixty (60) days following the Date of Termination; provided, however, that any payments that would otherwise be payable during the period following the Date of Termination until the payment commencement date shall be accumulated without interest and paid on such commencement date.
(b)    Bonus for Year of Termination.
(i)    If the Date of Termination occurs during the first six (6) months of the year, Executive will be paid a pro-rata portion of the Target Bonus in effect on the Date of Termination, determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty-five (365).
(ii)    If the Date of Termination occurs during the last six (6) months of the year, Executive will be paid a pro-rata portion of the Annual Bonus based on actual performance for such year, determined by multiplying the amount of the Annual Bonus that would be due for the full year by a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty-five (365).
(iii)    Such pro-rated Target Bonus or Annual Bonus shall be paid in a lump sum at the same time the Annual Bonus would have been paid had Executive continued to be employed by the Company, but in any event in the calendar year following the year during which the Date of Termination occurs.
(c)    COBRA Payments. If Executive timely elects coverage under COBRA under any group health plan of the Company or an Affiliate, the Company will pay Executive a taxable monthly amount that, after applicable federal, state and local tax withholdings, is equal to that portion of the cost of coverage that is subsidized by the Company for active employees as in effect from time to time until the earlier of: (i) eighteen (18) months following the Date of Termination and (ii) the expiration of the Executive’s COBRA coverage. The first monthly payment shall be paid to Executive within sixty (60) days following the Date of Termination and thereafter each subsequent monthly payment shall be paid on the first payroll date in each month following the Date of Termination.
(d)    Equity Awards. Notwithstanding anything to the contrary in any equity plan of the Company or its Affiliates or Executive’s award agreement thereunder, any and all outstanding equity awards granted to Executive under any equity plan of the Company or its Affiliates shall be treated as follows: (i) for purposes of any time-based vesting conditions applicable to such awards, Executive shall be deemed to have completed an additional eighteen (18) months of employment following the Date of Termination, and (ii) satisfaction of any performance-based vesting conditions applicable to such awards shall be determined at the end of the applicable performance period based on actual performance through the end of the performance period , and pro-rated based on (A) the number of days Executive was employed by the Company during the vesting measurement period through the Date of Termination plus eighteen (18) months (but not to exceed the performance period) over (B) the number of days in the performance period. Such awards will be settled in accordance with, and otherwise be subject to, the terms of the equity plan of the Company or its Affiliates or Executive’s award agreement thereunder.
2.3    Termination for Any Other Reason. If Executive’s employment and service with the Company and its Affiliates is terminated for any reason other than by the Company without Cause or by Executive for Good Reason, including due to Executive’s retirement, death or disability, no amounts or benefits will be payable or provided under this Agreement, except the Accrued Amounts.
2.4    Release. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be obligated to provide any payments or benefits to Executive under Section 2.1 or Section 2.2 hereof other than the Accrued Obligations unless Executive executes and delivers to the Company a general release of claims in favor of the Company and its Affiliates and their respective employees, officers and directors in such form as is reasonably requested by the Company, and such release becomes irrevocable by its terms, no later than sixty (60) days after the Date of Termination.
2.5    No Duplication. In no event shall payments and benefits provided in accordance with this Agreement be made in respect of more than one of Section 2.1 or 2.2.
2.6    Offset. Notwithstanding the provisions of this Section II, the Company’s obligation to make the severance payments and benefits described herein shall be reduced by any amounts owed by Executive to the Company and its Affiliates; provided, however, that offsets of amounts owed by Executive that are nonqualified deferred compensation (within the meaning of Section 409A) shall only be made in accordance with Section 409A.
2.7    Equity Award Vesting. Notwithstanding anything to the contrary in any equity plan of the Company or its Affiliates or in any award agreement thereunder, any requirement of an equity award held by Executive that Executive remain an employee of the Company or an Affiliate or a member of the Board through an applicable vesting date shall be deemed satisfied if Executive remains an employee of, or provides services as a consultant to, the Company or an Affiliate, or continues as a member of the Board, through such vesting date.
SECTION III
TAX INFORMATION
3.1    Tax Withholding. The Company shall deduct from payments to be paid to Executive or any beneficiary all federal, state and local withholding and other taxes and charges required to be deducted under applicable law.
3.2    Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A and this Agreement shall be interpreted in accordance with such intentions. Notwithstanding the foregoing, neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service,” within the meaning of Section 409A, from the Company.
(c)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the second calendar year. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(d)    If Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or benefit subject to Section 409A that is payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

SECTION IV
RESTRICTIVE COVENANTS
4.1    Confidential Information.
(a)    Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined below), that Executive may develop Confidential Information for the Company or its Affiliates and that Executive may learn of Confidential Information during the course of Executive’s employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of Executive’s duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by Executive incident to Executive’s employment or other association with the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 4.1 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Executive or any other person having an obligation of confidentiality to the Company or any of its Affiliates or is required to be disclosed in order to enforce this Agreement.
(b)    All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.
(c)    “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the products and services of the Company and its Affiliates, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
4.2    Non-Competition and Non-Solicitation.

(a)    Executive agrees and acknowledges that the business (the “Business”) of the Company is any business activity engaged in, or actively contemplated by the Company (or any Subsidiary) to be engaged in, by the Company (or any Subsidiary) and with which Executive or was involved on or prior to the Date of Termination.
(b)    Executive agrees that, except as the Company expressly agrees in writing, during the Restricted Period (defined below), Executive shall not within the Territory (defined below), directly or indirectly, as an owner, partner, affiliate, stockholder, joint venturer, director, employee, consultant, contractor, principal, trustee or licensor, or in any other similar capacity whatsoever of or for any person or entity (other than for the Company):
(i)    engage in, own, manage, operate, sell, finance, control, advise or participate in the ownership, management, operation, sales, finance or control of, be employed or employed by, or be connected in any manner with, any business that competes with (i) the Business or (ii) if Executive has provided services directly to any health maintenance organization, health insurance company or similar health insurance plan, owned or operated by a customer of the Company, during the Restricted Period, such customer (each, a “Competitor”). Notwithstanding this Section 4.2(b)(i), Executive may accept employment with a Competitor whose business is diversified, provided that (A) such employment is with a portion of the Competitor’s business that does not provide products or services that are the same as, are similar to, or compete with the Company’s products or services (“Competing Products or Services”) and (B) prior to Executive’s acceptance of such employment with Competitor, the Company receives separate written assurances satisfactory to the Company from such Competitor and from Executive that Executive will not provide any Competing Products or Services;
(ii)    approach, solicit, divert, interfere with, or take away, the business or patronage of any of the actual or prospective members, customers, or clients of the Company, with whom Executive had material Business-related contact and/or about which Executive had access to and/or knowledge of Confidential Information, for a purpose that is competitive with the Business; or
(iii)    solicit (whether as an employee, consultant, agent, independent contractor, or otherwise) any person who is, or who at any time during the six (6)-month period prior to the Date of Termination had been, employed or engaged by the Company, or induce or take any action which is intended to induce any such person to terminate his or her employment or relationship, or otherwise cease his or her relationship, with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any employee of or any other person engaged by the Company.

“Restricted Period” shall mean the period of time beginning on the Effective Date and ending on the date that is (i) twenty-four (24) months following the Date of Termination where Section 2.1 applies because the termination occurs during a Change in Control Protection Period or (ii) eighteen (18) months following the Date of Termination where Section 2.2 applies because the termination occurs other than during a Change in Control Protection Period.

“Territory” shall mean the United States of America (including the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, as well as the District of Columbia) and any other country or territory with respect to which Executive has been materially engaged in Business-related activities on behalf of the Company and/or about which Executive has had access to and/or knowledge of Confidential Information.
4.3    Notwithstanding anything to the contrary in Section 4.2(b) of this Agreement, Executive is permitted to own, individually, as a passive investor (with no director designation rights, voting rights or veto rights or other special governance or voting rights), up to a one percent (1%) interest in any publicly traded entity that is a Competitor.
4.4    Executive shall disclose in writing all of Executive’s relationships as a director, employee, consultant, contractor, principal, trustee, licensor, agent, or otherwise, with a Competitor or any other business entity, to the Company until the end of the Restricted Period. Executive shall not disparage the Company or any of its officers, directors, or employees; provided, however, that this Section 4.4 shall not prohibit or constrain truthful testimony by Executive compelled by any valid legal process or valid legal dispute resolution process. Notwithstanding anything herein to the contrary, nothing in this Section IV shall prevent either party hereto from enforcing such party’s rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under any other agreement or applicable law, or shall limit such rights or remedies in any way.
4.5    During the Restricted Period, Executive shall notify in writing any prospective new employer or entity otherwise seeking to engage Executive that the provisions of this Section IV exist prior to accepting employment or such other engagement.
4.6    The terms of this Section IV are reasonable and necessary in light of Executive’s position with the Company and responsibility and knowledge of the operations of the Company and its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. In addition, any breach of the covenants contained in this Section IV would cause irreparable harm to the Company, its Subsidiaries and Affiliates and there would be no adequate remedy at law or in damages to compensate the Company, its Subsidiaries and Affiliates for any such breach. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security, where permissible under applicable law. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. Notwithstanding the foregoing, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
4.7    Survival of Restrictive Covenants. Upon termination of Executive’s employment for any reason whatsoever, the obligations of Executive pursuant to this Section IV shall survive and remain in effect for the periods described herein.
4.8    No Waiver of Legal Remedies. The restrictions in this Agreement are in addition to and not in lieu of any other obligation of Executive to protect confidential information and trade secrets and any rights and remedies which the Company may have at law or in equity. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company has. Enforcement of rights and remedies pursuant to this Agreement by the Company and/or any other entity shall not be construed as a waiver of any other rights or remedies at law or equity.
4.9    Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company.
4.10    Defend Trade Secrets Act. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
SECTION V
DISPUTES
5.1    Dispute Resolution.
(a)    Jurisdiction and Venue. Executive and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement. Executive and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware with jurisdiction over New Castle County. Executive and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which Executive has submitted to jurisdiction in this Section 5.1. Executive and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Waiver of Jury Trial. Executive and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of Executive may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.
(c)    Confidentiality. Executive hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 5.1, except that Executive may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION VI
SUCCESSORS
6.1    In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section VI shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation or transfer of all or substantially all of the business or assets of that subsequent employer. This Agreement shall inure to the benefit of the Company, such successors and any assigns. The term “the Company” as used herein shall include such successors, and any assigns.
6.2    This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION VII
NOTICES
7.1    For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing (including email, provided, that such email states that it is a notice delivered pursuant to this Section 7.1) and shall be given at the address or email address set forth below (or to such other address or email address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or email address shall be effective only upon actual receipt). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
To the Company:
Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, VA 22203
Attention: General Counsel
Email: JWeinberg@evolenthealth.com
To Executive: At Executive’s most recent mailing address in the records of the Company, or at Executive’s employee email address (during employment).
SECTION VIII
MISCELLANEOUS
8.1    Any compensation paid or payable to Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the Company. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision.
8.2    This Agreement embodies the entire agreement of the Company and Executive relating to separation or severance pay and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement. Except as otherwise provided in Section 5.1, no amendment or modification of this Agreement shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive. This Agreement supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company or an Affiliate are or were parties, including any previous change in control agreement, severance plan, offer letter provisions, or other employment agreements.

8.3    No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
8.4    No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
8.5    This Agreement shall not modify the “at will” nature of Executive’s employment, nor shall it confer upon Executive any right to continue employment or service with the Company or its affiliates, nor shall this Agreement interfere in any way with the right of the Company or its affiliates to terminate Executive’s employment or service at any time.
8.6    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If a judicial determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any judicial authority construing this Agreement shall be empowered to reform any portion of this Agreement, including without limitation the scope of the Business, the Territory, and the Restricted Period, in order to make the covenants herein binding and enforceable with respect to Executive, and to apply the provisions of this Agreement and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable. All of the covenants contained in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against the Company and/or its affiliates (other than in connection with a material breach of this Agreement by the Company) shall not constitute a defense to the enforcement by the Company and/or its affiliates of such covenants.
8.7    The Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware.
8.8    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, the parties have signed this Agreement to be effective as of the Effective Date.

EVOLENT HEALTH, INC.

By:	/s/ Jonathan Weinberg
Name: Jonathan Weinberg
Title: General Counsel

EXECUTIVE

/s/ Seth Blackley
Seth Blackley